Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.652.4819

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces First Quarter 2017 Financial Results

-Company Considering Potential Strategic Alternatives for ICT-107-

Los Angeles, CA – May 15, 2017 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the first quarter 2017 and a re-evaluation of its financing and development strategies for ICT-107, its patient-specific, dendritic cell-based immunotherapy for patients with newly diagnosed glioblastoma. Despite having made meaningful progress in executing the ongoing phase 3 registration trial of ICT-107, it has become clear that ImmunoCellular’s ability to access sufficient additional financial resources needed to complete the trial and continue its ongoing operations are limited. As of March 31, 2017, the Company had $5.3 million in cash. Accordingly, ImmunoCellular’s board of directors has undertaken a strategic review to determine the feasibility of continuing to execute this trial independently or completing development through a partnership or acquisition of the asset. Given its limited financing options, ImmunoCellular is considering restructuring its business if a partner or acquirer for ICT-107 is not identified in the near term, but in any event, not later than 30 days. While this review is in progress, ImmunoCellular also intends to evaluate strategies to refocus and reallocate its available resources on its promising Stem-to-T-Cell research programs.

In light of the uncertainties surrounding these strategic pursuits, the Company is deferring a business update conference call in conjunction with reporting first quarter 2017 financial results until a later date.

First Quarter 2017 Financial Results

For the quarter ended March 31, 2017, ImmunoCellular incurred a net loss of $5.8 million, or $1.64 per basic and diluted share, compared to a net loss of $5.6 million, or $2.47 per basic and diluted share, for the quarter ended March 31, 2016.

For each of the quarters ended March 31, 2017 and March 31, 2016, the Company incurred approximately $4.7 million of research and development expenses. During the quarter ended March 31, 2017, the Company incurred expenses related to the Phase 3 trial of ICT-107 as the Company increased the number of sites participating in the trial and as treated more patients.

During the quarter ended March 31, 2016, the Company incurred significant initial expenses to the North American and European cooperative groups for their support for ICT-107. During the most recent quarter, the Company also incurred expenses related to its Stem-to-T-cell immunotherapies.

The Company also reported that cash used in operations in the first quarter of 2017 was $6.1 million compared to $5.4 million in the prior year quarter. The increase primarily reflects a reduction in accounts payable and accrued expenses as of March 31, 2017. As of March 31, 2017, the Company had $5.3 million in cash and 3.5 million shares of common stock outstanding.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company’s lead product candidate, ICT-107, is a patient-specific, dendritic cell-based immunotherapy targeting glioblastoma and is currently being studied in an international phase 3 trial. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting CD133 found in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting ovarian cancer; and the Stem-to-T-cell research program which engineers hematopoietic stem cells to generate cytotoxic T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to enter into an agreement with a strategic partner or be able to continue its Phase 3 clinical trial of ICT-107, and if it continues development of ICT-107, the timing for enrollment and randomization of patients, the activation of clinical sites, the receipt and announcement of clinical data; the development and commercialization of ICT-107; the likelihood, timing and outcome of ImmunoCellular’s evaluation of strategic alternatives, including a partnership or restructuring; ImmunoCellular’s ability to defend, and the potential outcome of, the purported securities class action lawsuit and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, and the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-K for the period ended December 31, 2016. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Condensed Balance Sheets

	3/31/2017	12/31/2016
Cash	$5,341,433	$11,437,118
Other current assets	1,796,394	1,977,671
Non current assets	3,368,894	3,475,201

Total assets	$10,506,721	$16,889,990

Current liabilities	$2,158,812	$3,238,943
CIRM liability	7,398,400	$6,945,741
Warrant liability	470,784	573,560
Shareholders’ equity	478,725	6,131,746

	$10,506,721	$16,889,990

Consolidated Condensed Statements of Operations

	Three months ended 3/31/2017	Three months ended 3/31/2016
Revenue	$0	$0
Research and development	4,685,720	4,737,575
General and administrative	793,178	1,099,832

Loss before other income (expenses)	(5,478,898)	(5,837,407)
Interest income	3,794	2,514
Interest expense	(452,659)	(264,827)
Financing expense	—	(14,636)
Change in fair value of warrant liability	102,776	481,011

Net loss	($5,824,987)	($5,633,345)

Net loss per share, basic and diluted:	$(1.64)	$(2.47)